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PART  II  -  EXHIBITS
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                                                                   EXHIBIT 11.01

                                HNC SOFTWARE INC.
                               STATEMENT REGARDING
                   COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                      (in thousands, except per share data)

                                                                           THREE MONTHS ENDED MARCH 31,
                                                                             1996                   1995
                                                                         -----------              -------
       NET INCOME                                                        $       813              $   373
                                                                         ===========              =======

       SHARES(1)
              Weighted average common shares outstanding                      14,970                1,976



              Weighted average common stock options                            1,777                1,734
              and warrants as determined by application
              of the treasury stock method (2)


              Weighted average preferred shares outstanding
              assuming conversion to common stock                               --                  8,956
                                                                         ===========              =======


              Weighted average common and
              common equivalent shares outstanding                            16,747                 --
                                                                         ===========              =======


              Pro forma weighted average common and
              common equivalent shares outstanding                              --                 12,666
                                                                         ===========              =======



       NET INCOME PER SHARE OF COMMON STOCK                              $      0.05              $  --
                                                                         ===========              =======

       PRO FORMA NET INCOME PER SHARE OF COMMON STOCK                    $      --                $  0.03
                                                                         ===========              =======


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       (1) All share and per share amounts have been adjusted to give retroactive effect to the stock split.

       (2) Includes an adjustment for options pursuant to SAB No. 83 using the treasury stock method at the initial public offering price of $14.00 per share for 1995 shares.


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